Exhibit 99.1

Core-Mark Sales up nearly 14% for the fourth quarter of 2005

South San Francisco, California – April 14, 2006 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced its financial results for the fourth quarter ended December 31, 2005. Net sales for the fourth quarter of 2005 were $1.2 billion compared to $1.1 billion for the fourth quarter of 2004, a 14% increase. Excluding the impact of excise taxes, net sales were $0.9 billion for the fourth quarter of 2005 compared to $0.8 billion for the fourth quarter of 2004 – a 12% increase.

Three months ended December 31, 2005 Financial Results – A Summary

Core-Mark reported today net income of $8.4 million or $0.79 per diluted share for the fourth quarter of 2005. This compares with the fourth quarter 2004 net income of $3.3 million or $0.33 per diluted share.

Net sales for the fourth quarter of 2005 were $1.2 billion, compared to $1.1 billion for the same period in 2004. Income from operations for the three months ended December 31, 2005 was $19.5 million compared to $8.2 million for the fourth quarter of 2004. The results for the three months ended December 31, 2005 included a pre-tax benefit of $8.5 million due to a reduction in workers’ compensation, general and auto insurance liability accruals. Also, the Company had a $3.6 million loss on early extinguishment of debt related to its refinancing.

Interest expense for the fourth quarter of 2005 was $0.5 million compared to $3.3 million for the fourth quarter of 2004, a decrease due primarily to the lower interest rates under the Company’s new debt facility. As of December 31, 2005 the Company had $59.6 million in long-term debt and $51.9 million in letters of credit outstanding. The Company’s long-term debt was $77.5 million with $61.2 million in letters of credit as of December 31, 2004.

Twelve months ended December 31, 2005 Financial Results – A Summary

The Company reported net income of $14.3 million or $1.37 per diluted share for 2005. This compared to $56.0 million or $5.71 per diluted share for 2004. The results for 2004 included a one-time pre-tax gain of $69.2 million in reorganization items that resulted primarily from fresh-start accounting adjustments in connection with emergence from the Fleming bankruptcy.

Net sales for the year of 2005 were $4.9 billion, compared to $4.2 billion for the same period in 2004, a 16% increase. Excluding the impact of excise taxes, net sales for 2005 were $3.7 billion compared to $3.2 billion for 2004 – a 15% increase. Income from operations for 2005 was $44.0 million compared to $24.8 million in 2004. Income from operations in 2005 was affected by $6.5 million in audit, legal and accounting consulting costs primarily attributable to going public, a $4.7 million increase over the amount of such costs for 2004. In 2005, the Company’s results benefited from insurance payments and receivable-related recoveries totaling approximately $3.9 million and from a reduction in workers’ compensation, general and auto insurance liability accrual requirements, resulting in expense reductions totaling approximately $8.5 million. Interest expense for 2005 was $10.0 million compared to $9.2 million for 2004. Additionally, the Company recorded a $6.2 million loss on early extinguishment of debt in 2005 related to the refinancing of its credit facility.

The fiscal periods prior to and including August 22, 2004 pertain to what is designated as the “Predecessor Company”, while the fiscal periods subsequent to August 22, 2004 pertain to what is designated as the “Successor Company.” After giving effect to the reorganization and fresh-start accounting required, the financial statements of the Successor Company are not comparable to those of the Predecessor Company. Any reference to 2005 results compared to 2004 results reference the restated results, not results as they were originally disclosed.

10-K Filing & Restatement

The Company filed its 2005 Form 10-K with the SEC today. This Form 10-K filing reflects the previously announced restatements of the Company’s financial statements for the period from August 23, 2004 to December 31, 2004 and for the first three quarters of 2005. In the Form 10-K, the Company discloses that management has concluded that its disclosure controls and procedures were ineffective as of the year end due to eleven identified material weaknesses in its internal control over financial reporting. Core-Mark plans to file amendments to both its Form 10 and its Third Quarter Form 10-Q to reflect the restatement of its previously issued financial statements as soon as it is feasible.

Annual Meeting

Core-Mark has scheduled its annual meeting for May 9, 2006 at 2 o’clock in the afternoon in Burlingame, California. Stockholders of record as of March 24, 2006 will be entitled to vote at the Annual Meeting.

Guidance

Management currently expects to achieve net sales of approximately $5.0 billion in 2006. This forecast assumes no new national account wins or losses and no new additional excise tax increases. This forecast is based upon a year end 2005 run rate of approximately $4.7 billion calculated by adjusting our 2005 net sales to reflect the loss of two major customers totaling approximately $210 million in annualized revenues and management’s judgment of the net effect of all other gains and losses experienced in 2005 on a going forward basis.

Our capital expenditure plan is expected to total approximately $16 million for 2006. The increase in planned capital expenditures from 2005 is based primarily on our plan to replace one of our older distribution centers and planned investment in new refrigerated equipment to support our vendor consolidation initiative.

Investors Conference Call

We invite any interested investors to join us for our investor conference call Wednesday, April 19, 2006 at 9 a.m. Pacific (noon Eastern) to discuss these results.

To participate in the call please dial 1-866-877-3102 from the US and Canada and follow the operator’s instructions. Callers outside the US and Canada should dial 706-679-6987. The conference call code is 8068160. To access the live webcast, log onto Core-Mark’s web site at www.core-mark.com and then select the investor relations section. Participants should log on at least 5 minutes before the call begins.

The call will be available for replay for two weeks after the completion of the event. The replay will be available starting April 19, 2006 at 12:00 noon Pacific by dialing 1-800-642-1687 or investors can replay the webcast by visiting www.core-mark.com under the investor relations section.

# # #

About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 19,000 retail locations in 38 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; our inability to retain and attract customers; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; and the negative effects of our reorganization on our customer, supplier and employee relationships. See the “Risk Factors” section included in our Form 10 and other filings with the Securities and Exchange Commission for a discussion of certain risks that may affect our business.

These forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor relations at 650-589-9445 X3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	Successor Company
	December 31, 2005	December 31, 2004 (Restated)
Assets
Current assets:
Cash and cash equivalents	$30.0	$26.2
Restricted cash	10.8	12.1
Accounts receivable, net of allowance for doubtful accounts of $6.5 and $7.5 respectively	128.6	133.9
Other receivables, net	27.2	34.1
Inventories, net	199.7	186.4
Deposits and prepayments	18.6	36.9

Total current assets	414.9	429.6

Property and equipment, net	40.9	41.3
Deferred income taxes	2.1	0.7
Other non-current assets, net	52.5	32.6

Total assets	$510.4	$504.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46.3	$40.6
Book overdrafts	20.2	20.7
Cigarette and tobacco taxes payable	64.0	49.0
Accrued liabilities	59.3	60.3
Income taxes payable	6.0	15.6
Deferred income taxes	13.3	14.4

Total current liabilities	209.1	200.6

Long-term debt, net	59.6	77.5
Other tax liabilities	3.9	1.8
Deferred income taxes	—	—
Claims liabilities, net of current portion	41.0	46.3
Pension liabilities	12.2	11.4

Total liabilities	325.8	337.6

Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 9,809,929 and 9,815,375 shares issued and outstanding at December 31, 2005 and December 31, 2004)	0.1	0.1
Additional paid-in capital	166.1	162.1
Retained earnings	19.6	5.3
Accumulated other comprehensive loss	(1.2)	(0.9)

Total stockholders’ equity	184.6	166.6

Total liabilities and stockholders’ equity	$510.4	$504.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Successor Company		Successor Company		Predecessor Company
	Three months ended December 31, 2005	Three months ended December 31, 2004 (Restated)	Year ended December 31, 2005	Period from August 23 through December 31, 2004 (Restated)	Period from January 1 through August 22, 2004
Net sales (a)	$1,209.9	$1,061.8	$4,891.1	$1,549.3	$2,673.1
Cost of goods sold (a) (b)	1,145.2	999.3	4,620.1	1,458.4	2,523.3

Gross profit	64.7	62.5	271.0	90.9	149.8

Warehousing and distribution expenses	33.2	29.5	135.7	42.6	78.7
Selling, general and administrative expenses	11.6	24.4	90.0	34.9	59.3
Amortization of intangible assets	0.4	0.4	1.3	0.4	—

Total operating expenses	45.2	54.3	227.0	77.9	138.0

Income from operations	19.5	8.2	44.0	13.0	11.8

Interest expense, net	0.5	3.3	10.0	4.8	4.4
Foreign currency transaction (gains) losses, net	0.3	(1.7)	0.9	(2.4)	—
Loss on early extinguishment of debt	3.6	—	6.2	—	—
Reorganization items, net	—	0.2	—	0.8	(70.0)
Amortization of debt issuance costs	0.1	0.2	1.0	0.4	—

Income from continuing operations before income taxes	15.0	6.2	25.9	9.4	77.4

Provision for income taxes	6.6	2.9	11.6	4.1	26.7

Net income	$8.4	$3.3	$14.3	$5.3	$50.7

Basic income per common share:	$0.85	$0.33	$1.46	$0.54	$5.17
Diluted income per common share:	$0.79	$0.33	$1.37	$0.54	$5.17

Basic weighted average shares	9.8	9.8	9.8	9.8	9.8
Diluted weighted average shares	10.6	9.8	10.5	9.8	9.8

(a)	State and provincial cigarette and tobacco excise taxes paid by the Company are included in both sales and cost of goods sold and totaled $303.6, $253.4, $1,195.0, $367.8 and $643.5 for the three months ended December 31, 2005 and December 31, 2004, for the year ended December 31, 2005, and for periods August 23 through December 31, 2004, and January 1 through August 22, 3004, respectively.
(b)	Cost of goods sold excludes depreciation and amortization expense attributable to distribution assets of $1.4, $0.6, $7.2, $1.5 and $3.6, that have been included in warehousing and distribution expenses for the three months ended December 31, 2005 and December 31, 2004, for the year ended December 31, 2005, and for the periods August 23 through December 31, 2004, and January 1, 2004 through August 22, 2004, respectively.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor Company		Predecessor Company
	Year ended December 31, 2005	Period from August 23 through December 31, 2004 (Restated)	Period from January 1 through August 22, 2004
Cash flows from operating activities:
Net income	$14.3	$5.3	$50.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
LIFO and inventory reserves	7.5	1.9	2.7
Fresh-start accounting adjustments, net	—	—	(81.3)
Amortization of stock-based compensation expense	4.0	0.9	—
Allowance for doubtful accounts	(0.3)	1.4	5.7
Depreciation and amortization	13.5	4.7	7.0
Loss on early extinguishment of debt	4.4
Foreign currency transaction (gains) losses, net	0.9	(2.4)	—
Deferred income taxes	(2.7)	(7.2)	21.7
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	1.7	14.5	(6.7)
Accounts receivable	5.1	1.1	(6.4)
Other receivables	8.3	18.5	9.7
Inventories	(19.5)	(48.4)	47.8
Deposits, prepayments and other non-current assets	(6.1)	13.8	(22.8)
Accounts payable	4.4	18.9	11.2
Cigarette and tobacco taxes payable	13.6	0.2	(1.1)
Liabilities subject to compromise	—	—	(55.6)
Pension, claims and other accrued liabilities and income taxes payable	(13.9)	8.7	(7.4)

Net cash provided by (used in) operating activities	35.2	31.9	(24.8)

Cash flows from investing activities:
Additions to property and equipment, net	(6.6)	(5.7)	(6.4)

Net cash used in investing activities	(6.6)	(5.7)	(6.4)

Cash flows from financing activities:
Proceeds from emergence financing	—	—	120.5
Net cash distributed to Trusts upon emergence	—	—	(139.6)
Net capital distributions from (to) Fleming	—	—	55.0
Borrowings under revolving line of credit	86.5	—	—
Repayments under revolving line of credit	(71.9)	(41.4)	—
Principal payments on long-term debt	(35.5)	—	—
Changes in debt issuance costs	(2.1)	—	(3.8)
Increase (decrease) in book overdrafts	(0.5)	5.0	3.0

Net cash (used in) provided by financing activities	(23.5)	(36.4)	35.1

Effects of changes in foreign exchange rates	(1.3)	1.9	(0.5)
(Decrease) increase in cash and cash equivalents	3.8	(8.3)	3.4
Cash and cash equivalents, beginning period	26.2	34.5	31.1

Cash and cash equivalents, end of period	$30.0	$26.2	$34.5

Supplemental disclosures:
Cash paid during the period for:
Income Taxes	$21.4	$4.0	$—
Interest	$10.8	$1.7	$—
Payments made in conjunction with Chapter 11 reorganization:
Professional fees	$—	$0.5	$1.6
Pre-petition claim payments	$—	$—	$54.9
Non-cash transactions	$—	$—	$1.6